Exhibit 99.1

PRESS RELEASE
SEACOR AND NABORS ANNOUNCE LETTER OF INTENT
FOR OFFSHORE VESSEL FLEET
Fort Lauderdale, Florida
June 28, 2007
FOR IMMEDIATE RELEASE — SEACOR Holdings Inc. (NYSE:CKH) and Nabors Industries Ltd. (NYSE:NBR) announced that they have entered into a letter of intent to form a new company to own and operate a fleet of twenty (20) offshore support vessels currently owned by a Nabors affiliate.
A subsidiary of SEACOR will be the majority owner of the new company, Sea Mar Offshore LLC (“Sea Mar”), and will manage its 19 US flag and one foreign flag vessels. Nabors will be a minority owner of Sea Mar, which will qualify for US coastwise trade.
Early termination of the waiting period under the “Hart-Scott-Rodino” Anti-Trust Improvement Act of 1976 was granted on June 20, 2007. The transaction is subject to definitive documentation and expected to close on or before July 13, 2007.
SEACOR is a global provider of marine support and transportation service, primarily to the energy and chemical industries. SEACOR and its subsidiaries provide customers with a full suite of marine-related services including offshore services, U.S. coastwise shipping, inland river services, helicopter services, environmental services, and offshore and harbor towing services. SEACOR is uniquely focused on providing highly responsive local service, combined with the highest safety standards, innovative technology, modern efficient equipment, and dedicated, professional employees.
The Nabors companies own and operate approximately 640 land drilling and approximately 795 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of: 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. Nabors markets 25 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, the dependence of Offshore Marine Services, Marine Transportation Services and Aviation Services on several customers, industry fleet capacity, consolidation of our customer base, the ongoing need to replace aging vessels, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company’s Common Stock, increased competition if the Jones Act is repealed, safety record requirements related to Offshore Marine Services and Aviation Services, changes in foreign and domestic oil and gas exploration and production activity, operational risks of Offshore Marine Services, Marine Transportation Services, Harbor and Offshore Towing Services and Aviation Services, effects of adverse weather conditions and seasonality on Aviation Services, decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, future phase-out of our single-hull tankers, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and our ability to comply with such regulation and other governmental regulation, changes in NRC’s OSRO classification, liability in connection with providing spill response services, effects of adverse weather and river conditions and seasonality on Inland River Services, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors in Inland River Service’s operations, adequacy of insurance coverage, compliance with government regulation, including environmental laws and regulations, currency exchange fluctuations, the attraction and retention of qualified personnel by the Company and various other matters, many of which are beyond the Company’s control and other factors. In addition, these statements constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned under “Forward-Looking Statements” in Item 7 of our Form 10-K and SEACOR’s periodic reporting on Form 10-Q and Form 8-K (if any), which we incorporate by reference.
For additional information, contact Timothy McKeand, Vice President of SEACOR, at (954) 627-6380 or visit SEACOR’s website at www.seacorholdings.com or contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038.